                              NOTICE OF EXTENSION

                         OF AND SUPPLEMENT TO OFFER BY

                             VINLAND PROPERTY TRUST

                           TO PURCHASE SHARES OF ITS
                       BENEFICIAL INTEREST, NO PAR VALUE

                           MADE ONLY TO SHAREHOLDERS
                           WITH AGGREGATE HOLDINGS OF
                               99 OR FEWER SHARES


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*                                                                         *
*  THE EXTENDED OFFER EXPIRES ON THURSDAY, FEBRUARY 29, 1996 AT 3:00      *
*  P.M., NEW YORK CITY TIME, UNLESS FURTHER EXTENDED                      *
*                                                                         *
***************************************************************************


To the holders of 99 or few shares
         of beneficial interest of
         Vinland Property Trust:

         Vinland Property Trust, a California real estate investment trust (the "Trust"), has extended until 3:00 P.M., New York City time, on Thursday, February 29, 1996, its offer to purchase all, but not less than all, Shares of its Beneficial Interest, no par value (the "Shares"), of each shareholder of the Trust holding only 99 or fewer Shares (or less than 500 Old Shares before giving effect to a 1-for-5 reverse share split which became effective at the close of business on December 1, 1995) of the Trust, either of record or beneficially, on December 1, 1995, upon the terms and conditions set forth in the Offer dated December 1, 1995, and the related Letter of Transmittal, which is yellow in color (which together constitute the "Offer"). The Offer contains important information which, along with the information contained herein, should be read carefully before tenders are made. All information set forth in the Offer and herein has been adjusted to give effect to a 1-for-5 reverse share split which became effect December 1, 1995, unless otherwise expressly stated. A new Share is referred to as a "Post-Split Share"; a Share outstanding prior to the reverse split is referred to as an "Old Share."

         1. Number of Post-Split Shares Tendered; Purchase of Post-Split Shares. As of 5:00 P.M., New York City time, on January 22 1996, 11,883 Post-Split Shares had been validly tendered to and purchased by the Trust. For the Post-Split Shares tendered prior to such time, cash payments have been made as promptly as practicable after acceptance of validly tendered Post-Split Shares in accordance with the terms of the Offer. The purchase of and payment for Post- Split Shares tendered during this extension will, subject to the terms and conditions of the Offer, also be made
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at a price equal to the next closing price of the Trust's Post-Split Shares as reported by the NASDAQ InterDealer Quotation System on the day on which the Trust, through its Transfer Agent and Registrar, receives the Letter of Transmittal, properly completed, signed and validly tendered with certificates for Old Shares or the affidavit on the reverse of the Letter of Transmittal appropriately completed; actual cash payment being made as soon as practicable after such Post-Split Shares have been duly tendered and received.

         2. Market Prices of Post-Split Shares. The Offer contains certain information regarding the high and low bid prices of Old Shares but no price quotations for Post-Split Shares were available at that time. The reported high and low bid prices of the Post-Split Shares, as reported by the NASDAQ InterDealer Quotation System and published financial sources from December 1, 1995 through January 22, 1996, were $5 1/4 and $5 per Post-Split Share, respectively. As quoted by NASDAQ, the closing bid price of the Post-Split Shares on January 22, 1996, the last trading day prior to the date of this Extension, was $5. Shareholders are encouraged to obtain current quotations for the Post-Split Shares. Any Shareholder may request additional information concerning the Offer and other information which may be reasonably requested by writing to the Trust at 3878 Oak Lawn Avenue, Suite 300, Dallas, Texas 75219, attention: Investor Relations, or by calling the Investor Relations Department of the Trust at (214) 522-5172.

         3. Miscellaneous. The Offer was mailed to all Shareholders of record of 99 or fewer shares of the Trust as of December 1, 1995. This Notice of Extension is being mailed to all Shareholders of record of 99 or fewer shares of the Trust who have not, prior to the date hereof, tendered their Post-Split Shares to the Trust together with a copy of the original Offer (including the Letter of Transmittal. Each eligible Shareholder must decide for himself whether to tender his Shares pursuant to the Offer or continue to hold his Shares. The Trust does not make any recommendation that Shareholders tender or refrain from tendering their Shares and no one has been authorized to make any such recommendation. There is no requirement that you accept the Offer. However, if you desire to accept the Offer, you may do so by complying with the instructions set forth under the caption ACCEPTANCE OF OFFER AND PAYMENT FOR SHARES and completion of the Letter of Transmittal. If you do not possess certificates for Old Shares or Post-Split Shares and wish to tender Shares pursuant to the Offer, all you must do is complete the Letter of Transmittal including the Affidavit on the reverse thereof which must be executed before a Notary Public. It is not necessary for you to post an indemnity bond with respect to 99 or fewer Post-Split Shares.
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         If you need help in completing the Letter of Transmittal, have any questions, or require additional copies of other material or of the Offer, please call the following at the number listed and advise that you are calling in reference to the Vinland Property Trust Offer. They will be happy to help you and will provide you with information, free of charge.

                    American Stock Transfer & Trust Company
                           40 Wall Street, 46th Floor
                            New York, New York 10005
                       Attention:  Shareholders Relations
                                 (718) 921-8200


THE OFFER, AS SUPPLEMENTED HEREBY, IS NOT BEING MADE TO, NOR WILL THE TRUST ACCEPT TENDERS FROM, ANY SHAREHOLDER IN ANY JURISDICTION IN WHICH THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES LAWS OF SUCH JURISDICTION.

                                        VINLAND PROPERTY TRUST

Dated: January 22, 1996